Amendment #1 to EXHIBIT A
                                     to the
                               Distribution Plan

             FEDERATED U.S. GOVERNMENT SECURITIES FUND:  2-5 YEARS
                          INSTITUTIONAL SERVICE SHARES

         This Amendment #1 to Exhibit A to the Distribution Plan is adopted as of the 15th day of November, 2007, by Federated U.S. Government Securities Fund: 2-5 Years with respect to the Institutional Service Shares of the Trust set forth above.

         As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.05 of 1% of the average aggregate net asset value of the Institutional Service Shares of Federated U.S. Government Securities Fund: 2-5 Years held during the month.

         Witness the due execution hereof this 1st day of December, 2007.


                                     FEDERATED U.S. GOVERNMENT SECURITIES FUND:
                                     2-5 YEARS


                                     By:  /s/ J. Christopher Donahue
                                     Name:  J. Christopher Donahue
                                     Title:  President